As filed with the Securities and Exchange Commission on September 3, 2020

1933 Act File No. 333-230320

1940 Act File No. 811-23166

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

[X] REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

[  ] Pre-Effective Amendment No.

[X] Post-Effective Amendment No. 2

and

[X] REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

[X] Amendment No. 10

RiverNorth/DoubleLine Strategic Opportunity Fund, Inc.

Exact Name of Registrant as Specified in Charter

325 North LaSalle Street, Suite 645, Chicago, Illinois 60654

Address of Principal Executive Offices

(312) 832-1440

Registrant's Telephone Number, including Area Code

Marcus L. Collins, Esq.

RiverNorth Capital Management, LLC

325 North LaSalle Street, Suite 645

Chicago, Illinois 60654

Name and Address of Agent for Service

Copies of Communications to:

Joshua B. Deringer

Faegre Drinker Biddle & Reath LLP

One Logan Square, Ste. 2000

Philadelphia, PA 19103-6996

(215) 988-2700

APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box [ ]

If any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered in connection with dividend or interest reinvestment plans, check the following box [X]

If this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto, check the following box [ ]

If this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box [ ]

It is proposed that this filing will become effective (check appropriate box):

[ ] when declared effective pursuant to section 8(c)

If appropriate, check the following box:

[ ] This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

[ ] This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: ________.

[ ] This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: _______.

[X] This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: 333-230320.

Check each box that appropriately characterizes the Registrant:

[X] Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (the “Investment Company Act”)).

[ ] Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

[ ] Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

[X] A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

[ ] Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).

[ ] Emerging Growth Company (as defined by Rule 12b-2 under the Securities and Exchange Act of 1934).

[ ] If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

[ ] New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File Nos. 333-230320 and 811-23166) of the RiverNorth/DoubleLine Strategic Opportunity Fund, Inc. (as amended, the "Registration Statement") is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of filing Exhibits d. l, d.2, j.1, j.2, k.1, k.4, k.5, k.6, k.7, k.8, r.1 and r.2 to the Registration Statement. No changes have been made to Part A, B or Part C of the Registration Statement, other than Item 25(2) of Part C as set forth below. Accordingly, this Post-Effective Amendment No. 2 consists only of the facing page, this explanatory note and Item 25(2) of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 2 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C-OTHER INFORMATION

Item 25: Financial Statements and Exhibits

2.	Exhibits:

a.1	Articles of Incorporation. Filed on July 1, 2016 as Exhibit a to Registrant's Registration Statement on Form N-2 (File No. 333- 212400) and incorporated herein by reference.

a.2	Articles of Amendment and Restatement. Filed on August 29, 2016 as Exhibit a to Registrant's Registration Statement on Form N-2 (File No. 333-212400) and incorporated herein by reference.

b.	By-Laws of Fund. Filed on September 27, 2016 in Pre-Effective Amendment No. 5 as Exhibit b to Registrant's Registration Statement on Form N-2 (File No. 333- 212400) and incorporated herein by reference.

c.	None.

d.1	Form of Subscription Certificate for Rights Offering.**

d.2	Form of Notice of Guaranteed Delivery for Rights Offering.**

e.	Dividend Reinvestment Plan. Filed on September 27, 2016 in Pre-Effective Amendment No. 5 as Exhibit e to Registrant's Registration Statement on Form N-2 (File No. 333- 212400) and incorporated herein by reference.

f.	None.

g.1	Form of Management Agreement between Registrant and RiverNorth Capital Management, LLC. Filed on September 27, 2016 in Pre-Effective Amendment No. 5 as Exhibit g.1 to Registrant's Registration Statement on Form N-2 (File No. 333- 212400) and incorporated herein by reference.

g.2	Form of Subadvisory Agreement. Filed on September 27, 2016 in Pre-Effective Amendment No. 5 as Exhibit g.2 to Registrant's Registration Statement on Form N-2 (File No. 333- 2 I 2400) and incorporated herein by reference.

h.l	Form of Underwriting Agreement.*

h.2	Form of Master Sales Agreement.*

i.	None.

j.1	Master Custodian Agreement.**

j.2	Letter Agreement incorporating the Custody Agreement as of December 6, 2019, between Registrant and State Street Bank and Trust Company.**

k.l	Administration, Bookkeeping and Pricing Services Agreement between Registrant and ALPS Fund Services, Inc.**

k.2	Form of Amended Distribution Agreement with TSC Distributors, LLC. Filed on September 27, 2016 in Pre-Effective Amendment No. 5 as Exhibit k.2 to Registrant's Registration Statement on Form N-2 (File No. 333- 212400) and incorporated herein by reference.

k.3	Credit Agreement dated as of December 16, 2016, between RiverNorth/DoubleLine Strategic Opportunity Fund, Inc. and U.S. Bank National Association. Filed on March 15, 2019 as Exhibit k.3 to Registrant's Registration Statement on Form N-2 (File No. 333-230320) and incorporated herein by reference.

k.4	First Amendment to the Credit Agreement dated as of December 13, 2019, between Registrant and U.S. Bank National Association.**

k.5	Subscription Agent Agreement.**

k.6	Information Agent Agreement.**

k.7	Agency Agreement with DST Systems, Inc.**

k.8	Adoption Agreement incorporating the Agency Agreement as of December 2, 2019, between Registrant and DST Systems, Inc.**

l.	Opinion and consent of Shapiro Sher Guinot & Sandler, P.A. Filed on September 23, 2019 in Pre-Effective Amendment No. 1 as Exhibit l to Registrant's Registration Statement on Form N-2 (File No. 333- 230320) and incorporated herein by reference.

m.	None.

n.	Consent of Independent Registered Public Accounting Firm filed on September 23, 2019 in Pre-Effective Amendment No. 1 as Exhibit n to Registrant's Registration Statement on Form N-2 (File No. 333- 230320) and incorporated herein by reference.

o.	None.

p.	Subscription Agreement. Filed on September 27, 2016 in Pre-Effective Amendment No. 5 as Exhibit p to Registrant's Registration Statement on Form N-2 (File No. 333- 212400) and incorporated herein by reference.

q.	None.

r. l	Code of Ethics of Registrant and RiverNorth Capital Management, LLC.**

r.2	Code of Ethics of DoubleLine Capital LP.**

s.	Powers of Attorney. Filed on September 23, 2019 in Pre-Effective Amendment No. 1 as Exhibit s to Registrant's Registration Statement on Form N-2 (File No. 333- 230320) and incorporated herein by reference.

*	To be filed by amendment.

**	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in this City of Chicago, and State of Illinois, on the 3rd day of September, 2020.

RIVERNORTH/DOUBLELINE STRATEGIC OPPORTUNITY FUND, INC.

By:	/s/ Patrick W. Galley
Patrick W. Galley, President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature		Title	Date

By:	/s/ Patrick W. Galley	President (Principal Executive Officer)	September 3, 2020
Patrick W. Galley

By:	/s/ Jonathan M. Mohrhardt	Chief Financial Officer and Treasurer (Principal Financial Officer/Principal Accounting Officer)	September 3, 2020
Jonathan M. Mohrhardt

By:	/s/ Patrick W. Galley	Chairman of the Board and Director	September 3, 2020
Patrick W. Galley

John K. Carter(1)	Director	By:	/s/ Patrick W. Galley
Patrick W. Galley
J. Wayne Hutchens(1)	Director		Attorney-In-Fact
September 3, 2020
John S. Oakes(1)	Director

David M. Swanson(1)	Director

Jerry Raio(1)	Director

(1)	Original powers of attorney authorizing Joshua B. Deringer, Diana E. McCarthy and Patrick W. Galley to execute Registrant's Registration Statement, and Amendments thereto, for the trustees of the Registrant on whose behalf this Registration Statement is filed, were previously executed and are filed as Exhibit s. to Pre-Effective Amendment No. 2 to the Registrant's Registration Statement on Form N-2 (File No. 333-230320).

Exhibit Index

Exhibit Number	Description
d.l	Form of Subscription Certificate for Rights Offering
d.2	Form of Notice of Guaranteed Delivery for Rights Offering
j.1	Master Custodian Agreement
j.2	Letter Agreement incorporating the Custody Agreement as of December 6, 2019, between Registrant and State Street Bank and Trust Company
k.1	Administration, Bookkeeping and Pricing Services Agreement between Registrant and ALPS Fund Services, Inc.
k.4	First Amendment to the Credit Agreement dated as of December 13, 2019, between Registrant and U.S. Bank National Association
k.5	Subscription Agent Agreement
k.6	Information Agent Agreement
k.7	Agency Agreement with DST Systems, Inc.
k.8	Adoption Agreement incorporating the Agency Agreement as of December 2, 2019, between Registrant and DST Systems, Inc.
r.1	Code of Ethics of Registrant and RiverNorth Capital Management, LLC
r.2	Code of Ethics of DoubleLine Capital LP